Exhibit 99.1

LIBERTY INTERACTIVE CORPORATION REPORTS
SECOND QUARTER 2014 FINANCIAL RESULTS

Englewood, Colorado, August 5, 2014 - Liberty Interactive Corporation ("Liberty") (Nasdaq: LINTA, LINTB, LVNTA, LVNTB) today reported second quarter 2014 results. Highlights include(1):

Attributed to Liberty Interactive Group

•	QVC posted strong revenue and adjusted OIBDA increases across all European operations

•	Grew QVC US revenue by 3% and adjusted OIBDA(2) by 2% in the second quarter

◦	QVC US operating income decreased by 2%

◦	QVC.com revenue as a percent of total US revenue increased to 43%, a 157 basis points increase

◦	QVC US mobile penetration was 37% of QVC.com orders

•	Repurchased $274 million LINTA shares from May 1 to July 31, 2014

•	Announced combination of FTD Companies, Inc. ("FTD") and Provide Commerce; upon closing Liberty will own 35% of FTD

•	Continuing with plan to create QVC Group tracking stock

•	In light of Provide-FTD transaction, along with other factors, re-evaluating the optimal structure of the Liberty's digital commerce assets
Attributed to Liberty Ventures Group

•	Filed amended S-1 for Liberty TripAdvisor spin on July 25, 2014

"QVC posted strong revenue and adjusted OIBDA increases across Europe, with exceptional results in the UK. Our Chinese joint venture posted strong revenue growth, driven by both new and repeat customer transactions and we remain excited about the potential for this enormous market," stated Greg Maffei, Liberty President and CEO. "We were pleased to announce the pending combination of FTD and Provide Commerce in which we will become a 35% owner of FTD. The complementary strengths of these businesses will offer customers an outstanding gifting experience worldwide. This transaction, along with other factors, has led us to re-evaluate the optimal structure of Liberty's digital commerce assets. However, we intend to continue with our plan to create the QVC Group tracking stock, which will be comprised of our interests in QVC and HSN. Regarding Liberty Ventures, we are proceeding with the spin-off of Liberty TripAdvisor Holdings and recently filed an amended S-1."

LIBERTY INTERACTIVE GROUP - Liberty Interactive Group's revenue increased 4% to $2.5 billion in the second quarter, adjusted OIBDA declined 1% to $452 million and operating income decreased 5% to $255 million. Both QVC and the eCommerce companies contributed to the increase in revenue for the quarter. The decline in adjusted OIBDA was primarily due to margin declines at the eCommerce companies.

QVC
QVC's consolidated revenue increased 3% to $2.0 billion in the second quarter. Adjusted OIBDA increased 1% to $439 million and operating income was essentially flat at $284 million.

"Our second quarter performance reflects the strategic actions we are taking to extend our highly differentiated retail model across geographies and commerce platforms," said QVC President and CEO Mike George. "We generated solid results, with strong gains in Europe and China and improved growth in the US, partially offset by macro challenges in Japan. As we re-imagine the worlds of shopping, entertainment and social as one, we continue to deliver a high-quality value proposition to our customers, as evidenced by our strong eCommerce and mobile penetration and excellent customer retention."

QVC US's revenue increased 3% to $1.4 billion in the second quarter primarily due to strength in all categories except electronics and jewelry. Average selling price per unit ("ASP") increased 1% to $57.05 from $56.39 and units sold increased 3%. Returns as a percentage of gross product revenue increased 35 basis points. eCommerce revenue increased 7% to $588 million and grew to 43% from 42% as a percentage of total US revenue. Adjusted OIBDA increased 2% to $325 million and adjusted OIBDA margin(2) decreased 35 basis points. Adjusted OIBDA margin decreased primarily due to continued investment in commerce platforms and eCommerce marketing, which were partially offset by higher product margins.

QVC's international revenue in US Dollars increased 2% to $662 million in the second quarter. The results included the positive impact of the weakening of the US Dollar against the Euro and UK Pound Sterling, which was partially offset by the strengthening of the US Dollar against the Japanese Yen. Adjusted OIBDA was flat at $114 million and adjusted OIBDA margin decreased 35 basis points.

QVC Japan's revenue declined 11% in local currency in the second quarter primarily due to declines in all categories except electronics. The declines in QVC Japan's sales in local currency were primarily due to a local consumption tax increase that became effective April 1, 2014. ASP in local currency decreased 3% and units sold declined 8%. Returns as a percentage of gross product revenue in local currency increased 46 basis points. Adjusted OIBDA in local currency decreased 22% and adjusted OIBDA margin decreased 264 basis points. The decrease in adjusted OIBDA margin was primarily due to lack of sales leverage on fixed costs, higher programming distribution expenses and lower product margins.

QVC Germany's revenue increased 5% in local currency in the second quarter. Germany experienced gains in the home category, partially offset by declines in apparel and jewelry. ASP in local currency increased 2% and units sold decreased 3%. Returns as a percentage of gross product revenue in local currency improved 457 basis points primarily due to a positive mix shift from the apparel and jewelry categories to home, which typically returns at lower rates, and to a lesser extent, lower return rates in all categories. Adjusted OIBDA in local currency increased 11% and adjusted OIBDA margin increased 71 basis points. Adjusted OIBDA margin increased primarily due to lower return volume and lower obsolescence expense due to improved inventory management, partially offset by lower product margins.

QVC UK's revenue grew 6% in local currency in the second quarter primarily due to gains in the beauty, accessories, apparel and jewelry categories, partially offset by a decline in electronics. ASP in local currency was flat and units sold increased 6%. Returns as a percentage of gross product revenue in local currency improved 27 basis points. Adjusted OIBDA in local currency increased 18% and adjusted OIBDA margin increased 155 basis points. The increase in adjusted OIBDA margin was primarily due to higher product margins.

QVC Italy's revenue increased 9% in local currency in the second quarter primarily due to gains in the beauty, accessories and apparel categories. ASP in local currency increased 1% and units sold increased 8%. Returns as a percentage of gross product revenue in local currency improved 66 basis points. The adjusted OIBDA deficit in local currency improved 68% and adjusted OIBDA margin improved 791 basis points. The increase in adjusted OIBDA margin was primarily due to the revenue growth, lower customer service costs as a result of increased digital ordering and lower product distribution costs.

CNRS, QVC’s joint venture in China, operating under the brand CNR Mall, generated revenue growth of 27% in local currency in the second quarter. Adjusted OIBDA deficit in local currency decreased 5% primarily due to revenue growth and higher product margins, partially offset by higher programming distribution costs. This joint venture is being accounted for as an equity method investment, and as a result, QVC reported a $2 million reduction in net income in the second quarter.

QVC's outstanding bank and bond debt was $3.9 billion at June 30, 2014, relatively flat with March 31, 2014.

eCommerce Businesses
In the aggregate, Liberty Interactive Group's eCommerce businesses' revenue increased 10% to $481 million for the second quarter. While Provide Commerce, Backcountry.com and Bodybuilding.com all increased revenue, the increase came in below anticipated levels due to softness in demand for their products and slightly lower average order values. BuySeasons experienced a decrease in revenue as they focused on more profitable channels and cost containment. Adjusted OIBDA decreased 27% to $19 million. The decrease in adjusted OIBDA was due to increased technology and personnel costs at these subsidiaries to support anticipated revenue growth which did not materialize in the quarter, slightly lower product margins, increased packaging costs, increased returns, and increased marketing spend that has not yielded expected sales growth. Operating income decreased $14 million to a loss of $16 million. The decrease in operating income was primarily attributable to the items discussed above, as well as slightly higher amortization and depreciation, the impairment of intangibles at Evite, somewhat offset by a decline in stock-based compensation based on slower than anticipated growth.

On July 30, 2014, Liberty and FTD announced the execution of a definitive agreement under which FTD will acquire Liberty's Provide Commerce floral and gifting businesses. Under the terms of the $430 million transaction, Liberty will receive 10.2 million shares of FTD common stock representing 35% of the combined company and $121 million in cash. FTD and Liberty expect to complete the transaction by the end of 2014. Provide Commerce's RedEnvelope business will be excluded from the transaction.

On October 10, 2013, Liberty announced that its board had authorized management to pursue a plan to recapitalize its Liberty Interactive Group tracking stock into two new tracking stocks, one (currently the Liberty Interactive Group common stock) to be renamed the QVC Group common stock and the other to be designated as the Liberty Digital Commerce Group common stock. The Liberty Digital Commerce Group would have had attributed to it Liberty's subsidiaries Provide Commerce, Backcountry.com, Bodybuilding.com, CommerceHub, Right Start, and Evite, along with cash and certain liabilities. The QVC Group, which is currently known as the Liberty Interactive Group, would have attributed to it Liberty’s subsidiary QVC, Inc. and its approximate 38% interest in HSN, Inc., along with cash and certain liabilities.

On July 30, 2014, Liberty provided an update on the proposed QVC Group and Liberty Digital Commerce Group tracking stocks. Liberty reaffirmed its plan to create the QVC Group tracking stock and disclosed that, in light of the pending Provide Commerce transaction discussed above, it was re-evaluating the optimal structure and best alignment of Liberty's digital commerce assets. Management continues to review the proposed recapitalization and no assurance can be given as to when or if it will be completed.

Share Repurchases
From May 1, 2014 through July 31, 2014, Liberty repurchased approximately 9.5 million Series A Liberty Interactive Group shares (Nasdaq: LINTA) at an average cost per share of $28.95 for total cash consideration of $274 million.  Since the creation of the Liberty Interactive stock in May 2006, Liberty has repurchased approximately 247.3 million shares at an average cost per share of $20.63 for aggregate cash consideration of $5.1 billion.  These repurchases represent approximately 35.3% of the shares outstanding at the time of creation of the Liberty Interactive stock.  All repurchases up to August 9, 2012, the date on which the Liberty Interactive stock was recapitalized to create the Liberty Ventures Group stock, were comprised of shares of the combined stocks.  The total remaining repurchase authorization for Liberty Interactive Group stock is approximately $599 million. In addition, in connection with the approval of the spin-off of Liberty TripAdvisor Holdings, Inc., Liberty's Board of

Directors authorized the repurchase of an additional $350 million worth of shares of Liberty stock, subject to the completion of that spin-off, which authorization may be used to repurchase either Liberty Interactive Group stock or Liberty Ventures Group stock.

Liberty Interactive Group holds controlling interests in companies that are engaged in digital commerce; including QVC, Provide Commerce, Backcountry.com, Bodybuilding.com, BuySeasons, Evite, CommerceHub, and also owns an interest in HSN.

LIBERTY VENTURES GROUP - As of June 30, 2014, the fair value of the public equity method securities and other public holdings attributed to the Liberty Ventures Group was $2.3 billion and $1.1 billion, respectively. When compared to March 31, 2014, the fair value of Liberty Ventures Group's public equity method securities increased 3%. The Liberty Ventures Group's other public holdings balance increased 8% primarily due to changes in market prices of certain securities during the second quarter.

On October 10, 2013, Liberty announced that its board had authorized management to pursue a plan to spin-off to holders of its Liberty Ventures Group common stock shares of a newly formed company to be called Liberty TripAdvisor Holdings ("TripAdvisor Holdings"). TripAdvisor Holdings would be comprised of, among other things, Liberty's 22% economic and 57% voting interest in TripAdvisor, as well as the retail business BuySeasons, and an anticipated initial corporate level net debt balance of $350 million. On July 25, 2014, TripAdvisor Holdings filed an amended registration statement with the SEC for this spin-off. For TripAdvisor's stand-alone operating results as reported by TripAdvisor, see TripAdvisor's Form 10-Q for the quarter ended June 30, 2014.

Share Repurchases
There were no repurchases of Liberty Ventures Group common stock (Nasdaq: LVNTA) from May 1, 2014 through July 31, 2014. In addition, in connection with the approval of the spin-off of Liberty TripAdvisor Holdings, Inc., Liberty's Board of Directors authorized the repurchase of an additional $350 million worth of shares of Liberty stock, subject to the completion of that spin-off, which authorization may be used to repurchase either Liberty Interactive Group stock or Liberty Ventures Group stock.

The businesses and assets attributed to the Liberty Ventures Group are all of Liberty's businesses and assets other than those attributed to the Liberty Interactive Group and include its subsidiary TripAdvisor, its interest in Expedia, and minority interests in Time Warner and Time Warner Cable.

FOOTNOTES

1)
Liberty's President and CEO, Greg Maffei, will discuss these highlights and other matters in Liberty's earnings conference call which will begin at 12:15 p.m. (E.D.T.) on August 5, 2014. For information regarding how to access the call, please see “Important Notice” later in this document.

2)	For a definition of adjusted OIBDA and applicable reconciliations and a definition of adjusted OIBDA margin, see the accompanying schedules.

LIBERTY INTERACTIVE GROUP FINANCIAL METRICS - QUARTER

(amounts in millions)	2Q13	2Q14	% Change
Revenue
QVC
US	$1,312	$1,352	3%
International	649	662	2%
Total QVC Revenue	1,961	$2,014	3%
eCommerce businesses	439	481	10%
Total Liberty Interactive Group Revenue	$2,400	$2,495	4%

Adjusted OIBDA
QVC
US	$320	$325	2%
International	114	114	—%
Total QVC Adjusted OIBDA	434	439	1%
eCommerce businesses	26	19	(27)%
Corporate and other	(5)	(6)	(20)%
Total Liberty Interactive Group Adjusted OIBDA	$455	$452	(1)%

Operating Income
QVC
US	$207	$203	(2)%
International	78	81	4%
Total QVC Operating Income	285	284	—%
eCommerce businesses	(2)	(16)	(700)%
Corporate and other	(15)	(13)	13%
Total Liberty Interactive Group Operating Income	$268	$255	(5)%

(amounts in millions)
LINT Shares Outstanding	7/31/2013	7/31/2014
Outstanding A and B shares	520	482

(amounts in millions)
LINTA and LINTB Basic and Diluted Shares	Quarter ended 6/30/2013	Quarter ended 6/30/2014
Basic Weighted Average Shares Outstanding ("WASO")	523	486
Potentially dilutive Shares	8	10
Diluted WASO	531	496

QVC OPERATING METRICS - QUARTER

(amounts in millions except average sale price amounts)	2Q13	2Q14	% Change
QVC - Consolidated(1)
Revenue	$1,961	$2,014	3%
Adjusted OIBDA	$434	$439	1%
Adjusted OIBDA margin	22.13%	21.80%	(33) bps
Operating Income	$285	$284	—%

eCommerce and Mobile Metrics
eCommerce $ of total revenue	$725	$779	7%
eCommerce % of total revenue	36.97%	38.68%	171 bps

Mobile % of total eCommerce(2)	29.68%	39.86%	1,018 bps

QVC - US(1)
Revenue	$1,312	$1,352	3%
Adjusted OIBDA	$320	$325	2%
Adjusted OIBDA margin	24.39%	24.04%	(35) bps
Operating Income	$207	$203	(2)%
Average sale price (ASP) $	56.39	57.05	1%
Units sold	25.36	26.14	3%
Return rate	18.89%	19.24%	35 bps

eCommerce and Mobile Metrics
eCommerce $ of US revenue	$550	$588	7%
eCommerce % of US revenue	41.92%	43.49%	157 bps

Mobile % of US eCommerce(2)	28.15%	37.48%	933 bps

QVC OPERATING METRICS - QUARTER (CONT'D)

(amounts in millions except average sale price amounts)	2Q13	2Q14	% Change
QVC - Japan(1)
Revenue	$260	$223	(14)%
Adjusted OIBDA	$57	$43	(25)%
Adjusted OIBDA margin	21.92%	19.28%	(264) bps
Operating Income	$49	$36	(27)%
Average sale price (ASP) ¥	6,191.41	6,016.95	(3)%
Units sold	4.73	4.35	(8)%

QVC - Germany(1)
Revenue	$207	$227	10%
Adjusted OIBDA	$35	$40	14%
Adjusted OIBDA margin	16.91%	17.62%	71 bps
Operating Income	$18	$23	28%
Average sale price (ASP) €	35.16	35.81	2%
Units sold	6.22	6.02	(3)%

QVC - UK(1)
Revenue	$153	$178	16%
Adjusted OIBDA	$26	$33	27%
Adjusted OIBDA margin	16.99%	18.54%	155 bps
Operating Income	$18	$26	44%
Average sale price (ASP) £	29.26	29.24	—%
Units sold	3.68	3.89	6%

QVC - Italy(1)
Revenue	$29	$34	17%
Adjusted OIBDA	$(4)	$(2)	50%
Adjusted OIBDA margin	(13.79)%	(5.88)%	791 bps
Operating Income	$(7)	$(4)	43%
Average sale price (ASP) €	32.18	32.49	1%
Units sold	0.77	0.83	8%

China JV(1)(3)
Revenue	$26	$33	27%
Adjusted OIBDA	$(2)	$(3)	(50)%
Adjusted OIBDA margin	(7.69)%	(9.09)%	(140) bps

(1)	Revenue change, adjusted OIBDA change and eCommerce and Mobile Metrics calculated in US Dollars, not local currency.

(2)	Based on gross US Dollar orders.

(3)	This joint venture is being accounted for as an equity method investment.

NOTES
Unless otherwise noted, the foregoing discussion compares financial information for the three months ended June 30, 2014 to the same period in 2013.

The following financial information with respect to Liberty's equity affiliates and available for sale securities is intended to supplement Liberty's condensed consolidated statements of operations which are included in its Form 10-Q.

Fair Value of Public Holdings

(amounts in millions)	3/31/2014	6/30/2014
HSN(1)	$1,196	$1,186
Total Attributed Liberty Interactive Group	$1,196	$1,186

Expedia(2)	$1,673	$1,818
Interval Leisure Group and Tree.com(3)	521	446
Other Public Holdings(4)	1,059	1,149
Total Attributed Liberty Ventures Group	$3,253	$3,413

(1)
Represents fair value of Liberty Interactive Group's investment in HSN. In accordance with GAAP, Liberty Interactive Group accounts for this investment using the equity method of accounting and includes this investment in its attributed balance sheet at its historical carrying value which aggregated $311 million and $313 million at March 31, 2014 and June 30, 2014, respectively.

(2)
Represents fair value of Liberty Ventures Group's investment in Expedia. In accordance with GAAP, Liberty Ventures Group accounts for this investment using the equity method of accounting and includes this investment in its attributed balance sheet at its historical carrying value which aggregated $467 million and $476 million at March 31, 2014 and June 30, 2014, respectively.

(3)
Represents fair value of Liberty Ventures Group's investments. In accordance with GAAP, Liberty Ventures Group accounts for these investments using the equity method of accounting and includes these investments in its attributed balance sheet at their historical carrying values which aggregated $105 million and $108 million at March 31, 2014 and June 30, 2014, respectively.

(4)
Represents Liberty Ventures Group's other public holdings which are accounted for at fair value. Excludes $407 million and $122 million of long-term marketable securities as of March 31, 2014 and June 30, 2014, respectively.

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt information.

(amounts in millions)	3/31/2014	6/30/2014
Cash and Liquid Investments Attributable to:
Liberty Interactive Group (1)	$682	$703
Liberty Ventures Group(2)(3)(4)	1,891	1,909
Total Liberty Consolidated Cash and Liquid Investments	$2,573	$2,612

Less:
Short-term marketable securities - Liberty Interactive Group	$—	$11
Short-term marketable securities - Liberty Ventures Group	682	646
Long-term marketable securities - Liberty Ventures Group	407	122
Total Liberty Consolidated Cash (GAAP)	$1,484	$1,833

Debt:
Senior notes and debentures(5)	$791	$791
Senior exchangeable debentures(6)	400	400
QVC senior notes(5)	3,819	3,819
QVC bank credit facility	124	65
Other	145	157
Total Attributed Liberty Interactive Group Debt	$5,279	$5,232
Unamortized discount and fair market value adjustment	8	2
Total Attributed Liberty Interactive Group Debt (GAAP)	$5,287	$5,234

Senior exchangeable debentures(6)	$2,086	$2,086
TripAdvisor debt facilities	361	353
Total Attributed Liberty Ventures Group Debt	$2,447	$2,439
Fair market value adjustment	(143)	(5)
Total Attributed Liberty Ventures Group Debt (GAAP)	$2,304	$2,434

Total Liberty Interactive Corporation Debt (GAAP)	$7,591	$7,668

(1)	Includes $11 million of short-term marketable securities with an original maturity greater than 90 days as of June 30, 2014.

(2)	Includes $682 million and $646 million of short-term marketable securities with an original maturity greater than 90 days as of March 31, 2014 and June 30, 2014, respectively.

(3)
Includes $407 million and $122 million of marketable securities with an original maturity greater than one year as of March 31, 2014 and June 30, 2014, respectively, which are reflected in investments in available-for-sale securities in Liberty Ventures Group's condensed attributed balance sheet.

(4)	Includes $745 million and $721 million of cash and liquid investments held at TripAdvisor as of March 31, 2014 and June 30, 2014, respectively.

(5)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.

(6)	Face amount of Senior Exchangeable Debentures with no reduction for the fair market value adjustment.

Total cash and liquid investments attributed to the Liberty Interactive Group increased by approximately $21 million during the second quarter. Cash flow from operations was partially offset by stock repurchases, debt repayments in excess of borrowings, and capital expenditures. Total debt attributed to the Liberty Interactive Group decreased by $47 million, primarily due to payments made on the QVC bank credit facility.

Total cash and liquid investments attributed to the Liberty Ventures Group increased $18 million, primarily due to cash flow from operations, partially offset by debt repayments, capital expenditures and acquisitions at TripAdvisor during the quarter. Included in the second quarter total cash and liquid investments attributed to the Liberty Ventures Group is $721 million held at TripAdvisor, which is comprised of $587 million of cash, $51 million of short-term marketable securities and $83 million of long-term marketable securities. Although TripAdvisor is a consolidated subsidiary, it is a separate public company with a significant noncontrolling interest; therefore Liberty does not have ready access to TripAdvisor's cash and liquid investments. Total debt outstanding attributed to the Liberty Ventures Group decreased by $8 million in the second quarter, primarily due to repayments made on the TripAdvisor debt facilities.

Important Notice: Liberty (Nasdaq: LINTA, LINTB, LVNTA, LVNTB) President and CEO, Greg Maffei will discuss Liberty's earnings release in a conference call which will begin at 12:15 p.m. (E.D.T.) on August 5, 2014. The call can be accessed by dialing (877) 719-9801 or (719) 325-4917 at least 10 minutes prior to the start time. Replays of the conference call can be accessed until 2:15 p.m. (E.D.T.) on August 12, 2014, by dialing (888) 203-1112 or (719) 457-0820 plus the passcode 3972738. The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to http://www.libertyinteractive.com/events. Links to this press release will also be available on Liberty's website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, the proposed spin-off of Liberty TripAdvisor Holdings, the proposed creation of the QVC Group tracking stock, future financial prospects, international expansion, including the launch of QVC France and the expected expenditures in connection therewith, new service and product offerings, the monetization of our non-core assets, the continuation of our stock repurchase program, the estimated liabilities under exchangeable debentures and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to Liberty Interactive, changes in law and government regulations that may impact the derivative instruments that hedge certain of our financial risks, our ability to satisfy the conditions to the creation of the QVC Group tracking stock and the Liberty TripAdvisor Holdings spin-off and market conditions conducive to stock repurchases. These forward-looking statements speak only as of the date of this presentation, and Liberty Interactive expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Interactive's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Interactive, including the most recent Forms 10-K and 10-Q, for additional information about Liberty Interactive and about the risks and uncertainties related to Liberty Interactive's business which may affect the statements made in this presentation.

Contact: Courtnee Ulrich (720) 875-5420

SUPPLEMENTAL INFORMATION

As a supplement to Liberty's condensed consolidated statements of operations, which are included in its Form 10-Q, the following is a presentation of quarterly information and operating metrics on a stand-alone basis for the largest business owned by Liberty (QVC) at June 30, 2014, which Liberty has identified as a reportable segment.

Please see below for the definition of adjusted OIBDA and a discussion of why management believes the presentation of adjusted OIBDA for QVC provides useful information for investors. Schedule 2 to this press release provides a reconciliation of adjusted OIBDA for each identified reportable segment to that segment's operating income for the same period, as determined under GAAP.

QUARTERLY SUMMARY

(amounts in millions)	2Q13	3Q13	4Q13	1Q14	2Q14
Liberty Interactive Group
QVC
Revenue - US	$1,312	$1,303	$1,932	$1,305	$1,352
Revenue - International	649	644	809	681	662
Revenue - Total	$1,961	$1,947	$2,741	$1,986	$2,014
Adjusted OIBDA - US	320	304	437	301	325
Adjusted OIBDA - International	114	104	158	111	114
Adjusted OIBDA - Total	$434	$408	$595	$412	$439
Operating income - US	207	191	323	186	203
Operating income - International	78	68	118	74	81
Operating income - Total	$285	$259	$441	$260	$284
Gross margin - US	37.3%	37.1%	34.7%	36.4%	37.7%
Gross margin - International	37.8%	37.4%	37.8%	37.4%	38.3%

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of adjusted OIBDA, which is a non-GAAP financial measure, for Liberty, QVC (and certain of its subsidiaries), and the eCommerce businesses together with a reconciliation to that entity's operating income, as determined under GAAP. Liberty defines adjusted OIBDA as revenue less cost of sales, operating expenses, and selling, general and administrative expenses, excluding all stock based compensation, and excludes from that definition depreciation and amortization and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP. Further, this press release includes adjusted OIBDA margin which is also a non-GAAP financial measure. Liberty defines adjusted OIBDA margin as adjusted OIBDA divided by revenue.

Liberty believes adjusted OIBDA is an important indicator of the operational strength and performance of its businesses, including each business' ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because adjusted OIBDA is used as a measure of operating performance, Liberty views operating income as the most directly comparable GAAP measure. Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for applicable reconciliations.

SCHEDULE 1

The following table provides a reconciliation of Liberty Interactive Group's adjusted OIBDA to its operating income calculated in accordance with GAAP for the three months ended June 30, 2013, September 30, 2013, December 31, 2013 and March 31, 2014 and June 30, 2014 respectively.

QUARTERLY SUMMARY

(amounts in millions)	2Q13	3Q13	4Q13	1Q14	2Q14
Liberty Interactive Group
Adjusted OIBDA	$455	$396	$618	$431	$452
Depreciation and amortization	(158)	(156)	(165)	(163)	(166)
Stock compensation expense	(29)	(22)	(35)	(24)	(24)
Impairment of intangible assets	—	(19)	(14)	—	(7)
Operating Income	$268	$199	$404	$244	$255

SCHEDULE 2

The following table provides a reconciliation of adjusted OIBDA for QVC (and certain of its subsidiaries) and the eCommerce businesses to that entity or such businesses' operating income (loss) calculated in accordance with GAAP for the three months ended June 30, 2013, September 30, 2013, December 31, 2013, March 31, 2014 and June 30, 2014, respectively. As there are no material reconciling items between adjusted OIBDA and operating income for the QVC China joint venture for the referenced periods, no reconciliation has been provided.

QUARTERLY SUMMARY

(amounts in millions)	2Q13	3Q13	4Q13	1Q14	2Q14
Liberty Interactive Group
QVC Adjusted OIBDA
QVC US	$320	$304	$437	$301	$325

QVC Japan	57	46	55	47	43
QVC Germany	35	37	58	39	40
QVC UK	26	26	47	27	33
QVC Italy	(4)	(5)	(2)	(2)	(2)
QVC International adjusted OIBDA	$114	$104	$158	$111	$114

Consolidated QVC adjusted OIBDA	434	408	595	412	439
Depreciation and amortization	(140)	(139)	(145)	(144)	(145)
Stock compensation	(9)	(10)	(9)	(8)	(10)
Operating Income	$285	$259	$441	$260	$284

eCommerce Businesses
Adjusted OIBDA	26	(5)	25	23	19
Depreciation and amortization	(18)	(19)	(18)	(19)	(21)
Stock compensation	(10)	(3)	(14)	(5)	(7)
Impairment of intangible assets	—	(19)	(14)	—	(7)
Operating Income (Loss)	$(2)	$(46)	$(21)	$(1)	$(16)

LIBERTY INTERACTIVE CORPORATION
BALANCE SHEET INFORMATION
June 30, 2014 - (unaudited)

	Attributed
	Interactive Group	Ventures Group	Inter-group Eliminations	Consolidated Liberty
	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$692	1,141	—	1,833
Trade and other receivables, net	785	188	—	973
Inventory, net	1,181	—	—	1,181
Short-term marketable securities	11	646	—	657
Other current assets	252	20	(159)	113
Total current assets	2,921	1,995	(159)	4,757
Investments in available-for-sale securities and other cost investments	4	1,271	—	1,275
Investments in affiliates, accounted for using the equity method	363	873	—	1,236
Property and equipment, net	1,183	93	—	1,276
Intangible assets not subject to amortization	8,389	5,399	—	13,788
Intangible assets subject to amortization, net	1,396	871	—	2,267
Other assets, at cost, net of accumulated amortization	90	33	—	123
Total assets	$14,346	10,535	(159)	24,722

Liabilities and Equity
Current liabilities:
Intergroup Payable (receivable)	$53	(53)	—	—
Accounts payable	571	135	—	706
Accrued liabilities	681	123	—	804
Current portion of debt	39	1,009	—	1,048
Current deferred tax liabilities	—	1,137	(159)	978
Other current liabilities	199	63	—	262
Total current liabilities	1,543	2,414	(159)	3,798
Long-term debt	5,195	1,425	—	6,620
Deferred income tax liabilities	1,100	1,615	—	2,715
Other liabilities	222	111	—	333
Total liabilities	8,060	5,565	(159)	13,466
Equity/Attributed net assets (liabilities)	6,164	504	—	6,668
Noncontrolling interests in equity of subsidiaries	122	4,466	—	4,588
Total liabilities and equity	$14,346	10,535	(159)	24,722

LIBERTY INTERACTIVE CORPORATION
STATEMENT OF OPERATIONS INFORMATION
Three months ended June 30, 2014 - (unaudited)

	Attributed
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$2,495	—	2,495
Other revenue	—	323	323
Total revenue	2,495	323	2,818

Operating costs and expenses:
Cost of sales	1,568	—	1,568
Operating, including stock-based compensation	219	51	270
Selling, general and administrative, including stock-based compensation	280	167	447
Impairment of long-lived assets	7	—	7
Depreciation and amortization	166	71	237
	2,240	289	2,529
Operating income	255	34	289

Other income (expense):
Interest expense	(79)	(21)	(100)
Share of earnings (losses) of affiliates, net	7	(3)	4
Realized and unrealized gains (losses) on financial instruments, net	6	(47)	(41)
Other, net	(1)	4	3
	(67)	(67)	(134)
Earnings (loss) before income taxes	188	(33)	155
Income tax benefit (expense)	(74)	25	(49)
Net earnings (loss)	114	(8)	106
Less net earnings (loss) attributable to noncontrolling interests	9	20	29
Net earnings (loss) attributable to Liberty stockholders	$105	(28)	77

LINT Shares Outstanding
Outstanding A and B shares as of July 31, 2014 (in millions)	482

LINTA and LINTB Basic and Diluted Shares (in millions)	Quarter ended 6/30/2014
Basic Weighted Average Shares Outstanding ("WASO")	486
Potentially dilutive shares	10
Diluted WASO	496

LIBERTY INTERACTIVE CORPORATION
STATEMENT OF OPERATIONS INFORMATION
Three months ended June 30, 2013 - (unaudited)

	Attributed
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
Revenue:
Net retail sales	$2,400	—	2,400
Other revenue	—	247	247
Total revenue	2,400	247	2,647

Operating costs and expenses:
Cost of sales	1,521	—	1,521
Operating, including stock-based compensation	207	36	243
Selling, general and administrative, including stock-based compensation	246	116	362
Depreciation and amortization	158	79	237
	2,132	231	2,363
Operating income	268	16	284

Other income (expense):
Interest expense	(70)	(20)	(90)
Share of earnings (losses) of affiliates, net	4	3	7
Realized and unrealized gains (losses) on financial instruments, net	4	5	9
Other, net	(15)	(2)	(17)
	(77)	(14)	(91)
Earnings (loss) before income taxes	191	2	193
Income tax benefit (expense)	(69)	26	(43)
Net earnings (loss)	122	28	150
Less net earnings (loss) attributable to noncontrolling interests	13	17	30
Net earnings (loss) attributable to Liberty stockholders	$109	11	120

LINT Shares Outstanding
Outstanding A and B shares as of July 31, 2013 (in millions)	520

LINTA and LINTB Basic and Diluted Shares (in millions)	Quarter ended 6/30/2013
Basic Weighted Average Shares Outstanding ("WASO")	523
Potentially dilutive shares	8
Diluted WASO	531

LIBERTY INTERACTIVE CORPORATION
STATEMENT OF CASH FLOWS INFORMATION
Six months ended June 30, 2014 - (unaudited)

	Attributed
	Interactive Group	Ventures Group	Consolidated Liberty
	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$234	(18)	216
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	329	140	469
Stock-based compensation	48	37	85
Cash payments for stock based compensation	(5)	(1)	(6)
Excess tax benefit from stock based compensation	(9)	(15)	(24)
Share of (earnings) losses of affiliates, net	(28)	26	(2)
Cash receipts from return on equity investments	10	10	20
Realized and unrealized gains (losses) on financial instruments, net	(7)	73	66
Impairment of intangible assets	7	—	7
Deferred income tax (benefit) expense	(101)	(1)	(102)
Other, net	5	2	7
Intergroup tax allocation	105	(105)	—
Intergroup tax payments	(276)	276	—
Changes in operating assets and liabilities
Current and other assets	308	(65)	243
Payables and other current liabilities	(50)	158	108
Net cash provided (used) by operating activities	570	517	1,087

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from dispositions	—	25	25
Investments in and loans to cost and equity investees	(2)	(29)	(31)
Capital expended for property and equipment	(87)	(42)	(129)
Purchases of short term and other marketable securities	(38)	(438)	(476)
Sales of short term and other marketable securities	27	614	641
Acquisitions, net of cash acquired	—	(152)	(152)
Other investing activities, net	(10)	15	5
Net cash provided (used) by investing activities	(110)	(7)	(117)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	1,895	5	1,900
Repayments of debt	(1,739)	(25)	(1,764)
Intergroup receipts (payments), net	2	(2)	—
Repurchases of Liberty common stock	(478)	—	(478)
Minimum withholding taxes on net settlements of stock-based compensation	(14)	(23)	(37)
Excess tax benefit from stock-based compensation	9	15	24
Other financing activities, net	(36)	—	(36)
Net cash provided (used) by financing activities	(361)	(30)	(391)

Effect of foreign currency rates on cash	(5)	3	(2)
Net increase (decrease) in cash and cash equivalents	94	483	577
Cash and cash equivalents at beginning of period	598	658	1,256
Cash and cash equivalents at end period	$692	1,141	1,833

LIBERTY INTERACTIVE CORPORATION
STATEMENT OF CASH FLOWS INFORMATION
Six months ended June 30, 2013 - (unaudited)

	Attributed
	Interactive Group	Ventures Group	Consolidated Liberty
CASH FLOWS FROM OPERATING ACTIVITIES:	amounts in millions
Net earnings (loss)	$229	(26)	203
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	311	156	467
Stock-based compensation	53	33	86
Cash payments for stock based compensation	(4)	(1)	(5)
Excess tax benefit from stock-based compensation	(7)	(5)	(12)
Share of losses (earnings) of affiliates, net	(20)	24	4
Cash receipts from return on equity investments	7	8	15
Realized and unrealized gains (losses) on financial instruments, net	(17)	81	64
Gains (losses) on dispositions of assets	1	1	2
Deferred income tax (benefit) expense	(86)	(181)	(267)
Other, net	6	8	14
Intergroup tax allocation	(33)	33	—
Intergroup tax payments	94	(94)	—
Changes in operating assets and liabilities
Current and other assets	324	(74)	250
Payables and other current liabilities	(476)	102	(374)
Net cash provided (used) by operating activities	382	65	447

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from dispositions	—	1,136	1,136
Investments in and loans to cost and equity investees	—	(51)	(51)
Capital expended for property and equipment	(111)	(25)	(136)
Purchases of short term and other marketable securities	—	(1,116)	(1,116)
Sales of short term and other marketable securities	2	442	444
Acquisitions, net of cash acquired	—	(32)	(32)
Other investing activities, net	(7)	(3)	(10)
Net cash provided (used) by investing activities	(116)	351	235

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	2,246	848	3,094
Repayments of debt	(2,055)	(2,342)	(4,397)
Shares repurchased by subsidiary	—	(42)	(42)
Shares issued by subsidiary	—	19	19
Excess tax benefit from stock-based compensation	7	5	12
Minimum withholding taxes on net settlements of stock-based compensation	(7)	(6)	(13)
Intergroup receipts (payments), net	2	(2)	—
Repurchases of Liberty common stock	(499)	—	(499)
Other financing activities, net	(39)	—	(39)
Net cash provided (used) by financing activities	(345)	(1,520)	(1,865)

Effect of foreign currency rates on cash	(29)	—	(29)
Net increase (decrease) in cash and cash equivalents	(108)	(1,104)	(1,212)
Cash and cash equivalents at beginning of period	699	1,961	2,660
Cash and cash equivalents at end period	$591	857	1,448

Additional Information
Nothing in this press release shall constitute a solicitation to buy or an offer to sell shares of Liberty's proposed QVC Group tracking stock, Liberty Digital Commerce tracking stock or Liberty's existing common stock. The offer and sale of shares of the QVC Group or Liberty Digital Commerce tracking stocks will only be made pursuant to an effective registration statement. Liberty stockholders and other investors are urged to read the registration statement to be filed with the SEC, including the proxy statement/prospectus to be contained therein, because they will contain important information about the issuance of shares of the proposed tracking stock. Copies of Liberty's SEC filings are available free of charge at the SEC's website (http://www.sec.gov). Copies of the filings together with the materials incorporated by reference therein will also be available, without charge, by directing a request to Liberty Interactive Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5408.

Participants in a Solicitation
The directors and executive officers of Liberty and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals relating to the approval of the issuance of the new tracking stock. Information regarding the directors and executive officers of Liberty and other participants in the proxy solicitation and a description of their respective direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials to be filed with the SEC.